Exhibit 99.1

TransDigm Group Announces Tender Offer and Consent Solicitation

for Any and All of its 7.75% Senior Subordinated Notes due 2018

CLEVELAND, May 9, 2014 /PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG) announced today that its wholly owned subsidiary, TransDigm Inc. (the “Company”), has commenced a cash tender offer for any and all of its outstanding $1,600 million aggregate principal amount of 7.75% Senior Subordinated Notes due 2018 (CUSIP No. 893647 AP2) (the “Notes”). The Company also announced a concurrent consent solicitation for proposed amendments to the indenture, dated as of December 14, 2010 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), under which the Notes were issued. The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 9, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent. Holders that tender their Notes pursuant to the tender offer will be deemed to have consented to the proposed amendments to the Indenture.

The tender offer will expire at 9:00 a.m., New York City time, on June 9, 2014 unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Holders of Notes (“Holders”) must tender their Notes and provide their consent to the amendments to the Indenture on or before 5:00 p.m., New York City time, on May 22, 2014, unless extended (such time and date, as the same may be extended, the “Consent Expiration”), in order to be eligible to receive the Total Consideration (as defined below). Holders of Notes who tender their Notes after the Consent Expiration and on or before the Expiration Time will only be eligible to receive the Tender Offer Consideration (as defined below). Following the Expiration Time, the Company intends to redeem the balance of outstanding Notes, if any.

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) consummation of certain concurrent refinancing transactions such that the Company has the necessary funds to pay the Total Consideration (as defined below) or the Tender Offer Consideration (as defined below), as applicable, of validly tendered and not validly withdrawn Notes, plus accrued interest on such Notes to, but not including, the applicable payment date, plus all fees and expenses incurred in connection with the tender offer and consent solicitation and such refinancing transactions, (2) that Holders of at least a majority in aggregate principal amount of outstanding of Notes validly deliver, and do not validly revoke, consents to amend and supplement the Indenture to give effect to the proposed amendments and (3) that a supplemental indenture to the Indenture, giving effect to such amendments, is executed by the Company, the guarantors party thereto and the Trustee.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, prior to the Consent Expiration and accepted for purchase is $1,076.69. The

“Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, after the Consent Expiration but prior to the Expiration Time and accepted for purchase is $1,046.69. The Tender Offer Consideration is the Total Consideration minus the Consent Payment (as defined below). Holders who validly tender, and do not validly withdraw, Notes accepted for payment by the Company will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date.

The “Consent Payment” is an amount equal to $30.00 per $1,000 principal amount of Notes and will be payable only with respect to each Note that is validly tendered, and not revoked, on or before the Consent Expiration. The Consent Payment is included in the calculation of the Total Consideration and is not in addition to the Total Consideration. Holders may not tender Notes without delivering consents with respect to such Notes, nor may Holders give their consents in respect of any Notes they do not tender.

Notes tendered pursuant to the tender offer may be validly withdrawn and consents delivered pursuant to the consent solicitation may be validly revoked at any time on or before 5:00 p.m., New York City time, on May 22, 2014, the “Withdrawal Time.” A Holder may not validly revoke a consent unless such Holder validly withdraws its previously tendered Notes. Any Notes tendered on or before the Withdrawal Time that are not validly withdrawn before the Withdrawal Time may not be withdrawn thereafter, and any Notes tendered after the Withdrawal Time may not be withdrawn, unless in either case the Company is otherwise required by applicable law to permit the withdrawal. A valid withdrawal of tendered Notes on or before the Withdrawal Time shall be deemed a valid revocation of the related consent.

The proposed amendments to the Indenture would, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default in the Indenture. Holders of at least a majority in principal amount of the Notes must consent to the amendments to the Indenture for the amendments to the Indenture to become effective. Holders who deliver their consents before the Consent Expiration will receive the Consent Payment (included in the Total Consideration) if the offer is consummated.

The Company has engaged Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC as Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. Persons with questions regarding the tender offer and consent solicitation should contact Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free) or (212) 761-1057 (collect) or Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476 (collect). Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent for the tender offer and consent solicitation, at (212) 430-3774 (banks and brokers) or (866) 807-2200 (all others).

This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, which the Company is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Contact:

Liza Sabol

Investor Relations

(216) 706-2945

ir@transdigm.com

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